Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Improved Six Month Results
Richmond, VA November 8, 2018/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported net income for the first half of fiscal year 2019, which ended on September 30, 2018, of $44.6 million, or $1.76 per diluted share, compared with $29.7 million, or $1.16 per diluted share, for the same period of the prior fiscal year. The first half of fiscal year 2019 included non-recurring tax benefits discussed in Other Items below that reduced income taxes and increased net income by $7.8 million, or $0.30 per diluted share. Operating income of $62.7 million for the six months ended September 30, 2018, improved $11.6 million, or 23%, compared to operating income of $51.2 million for the six months ended September 30, 2017. For the second fiscal quarter ended September 30, 2018, net income was $31.4 million, or $1.24 per diluted share, compared with net income of $26.2 million, or $1.02 per diluted share, for the prior year’s second fiscal quarter. Operating income for the second quarter of fiscal year 2019 increased to $54.4 million from $44.8 million for the three months ended September 30, 2017. Segment operating income was $62.7 million for the first half of fiscal year 2019, an increase of $11.3 million, and for the quarter ended September 30, 2018, was $53.8 million, an increase of $8.3 million, both compared to the same periods last fiscal year. Results reflected earnings improvements in all segments for the six months and in the North America and Other Regions segments for the quarter ended September 30, 2018. Consolidated revenues increased by $146.5 million to $919.3 million for the first half of fiscal year 2019, and by $51.4 million to $539.6 million for the three months ended September 30, 2018, compared to the same periods in the prior fiscal year. Those increases were primarily due to higher sales volumes for both the quarter and six month periods as well as higher processing volumes and sales prices in the six months ended September 30, 2018, compared to the same periods in fiscal year 2018.

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Universal Corporation

Mr. Freeman stated, “We are very pleased with our performance in the first half of the fiscal year. Our results improved due to strong sales volumes, in part because of higher carryover sales and higher African burley production volumes. Processing revenues were also up, year over year.

“We have completed a significant portion of our crop purchases for the fiscal year. Burley production volumes are up in Africa, and crops outside of the United States are coming in as expected. Hurricane Florence caused significant damage to the United States’ flue-cured tobacco crop during the second fiscal quarter. The most severely hit area was eastern North Carolina where we estimate up to half of the crop was still in the fields and most of that remaining crop was destroyed. However, our farmer base is largely located outside of what was the storm’s direct path, which should mitigate the impact on our results in the second half of the fiscal year.

“Despite the recent supply disruptions in the United States, we believe that we are on track for a strong year with volumes above those of last year. Customer demand has exceeded our expectations in certain origins, and we believe some customers are capitalizing on attractive buying opportunities that we have been able to offer due to our strong market position and efficient operations. Our uncommitted inventories remain within our target range at levels lower than those of the previous fiscal year at this time.

“In the first half of the year, we have continued to explore opportunities to expand services in our core tobacco business. Our increased processing revenues, particularly on expanded business in Brazil, are an example of that growth in our core tobacco business. We are also actively working on other opportunities to increase value-added services provided to our customers.

“While we are pleased with the growth in our market share in the face of declining cigarette consumption, we continue to thoughtfully explore growth opportunities that leverage our strengths and expertise, which include, among others, our ability to manage a large, diverse farmer base, process non-commodity agricultural products requiring value-added handling, operate within the bounds of a highly localized rural infrastructure, and support market compliance. We are determined to be diligent and disciplined in our approach as we move forward.

“Another focus area for us has been our ongoing efforts to reduce costs in the supply chain. We continuously look for ways in which we can best adapt to changes in market conditions or customer demand and streamline our global footprint to maximize efficiencies.

“Consistent with our capital allocation strategy, we have returned more than $33 million to our shareholders through dividends and share repurchases during the first half of fiscal year 2019. This includes the significant increase to our annual dividend that we announced May 23, 2018, which was our 48th consecutive annual dividend increase, continuing our long-standing tradition of dividend increases. As we enter the second half of this fiscal year, we remain focused on building on our positive momentum and delivering long-term value to our shareholders.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

Operating income for the Other Regions segment increased by $2.2 million to $43.5 million for the six months and by $8.2 million to $45.6 million for the quarter ended September 30, 2018, compared with the same periods for fiscal year 2018. In both periods, volumes increased in Africa, mainly from higher carryover crop sales and increased burley production volumes there this fiscal year. In South America, sales volumes were down due in part to later timing of shipments in fiscal year 2019, while third-party processing volumes increased. Results for Asia improved for the quarter ended September 30, 2018, on higher trading

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Universal Corporation

volumes, largely from China, and a better sales mix, while in Europe, results were lower in the second fiscal quarter on comparisons to the previous fiscal year’s gain on the sale of a processing facility in Hungary. Selling, general, and administrative costs were higher for the six months ended September 30, 2018 on negative foreign currency remeasurement and exchange variances, higher compensation and incentive benefit accruals, and higher customer claim costs partially offset by higher net recoveries on advances to suppliers, compared with the same period in the prior fiscal year. Revenues for the Other Regions segment of $606.0 million for the six months and $398.1 million for the quarter ended September 30, 2018, were up $40.4 million and $16.9 million, respectively, compared to the same period last year, on higher volumes and processing revenues.

NORTH AMERICA:
Operating income for the North America segment of $17.2 million for the six months and $8.3 million for the quarter ended September 30, 2018, was up by $7.1 million and $0.4 million, respectively, compared to the same periods for the prior fiscal year. The improvement in the first half of fiscal year 2019 was mainly driven by higher carryover crop sales volumes on shipments delayed from the fourth quarter of fiscal 2018 due to reduced transportation availability in the United States. However, results for the second fiscal quarter were reduced by lower shipment volumes from Guatemala and Mexico, due in part to earlier shipment timing compared to the prior fiscal year. Selling, general, and administrative costs for the North America segment for the first half of fiscal year 2019 were up slightly, though declined as a percentage of sales, compared to the prior year. Revenues for this segment also increased, by $71.3 million to $183.3 million for the first six months, and by $9.1 million to $67.8 million for the quarter ended September 30, 2018, compared to the same periods in the prior fiscal year, on the higher sales volumes and green leaf prices, partly offset by lower processing revenues.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income of $1.9 million for the first half of fiscal year 2019 reflected an increase of $2.0 million, compared with an operating loss of $0.1 million for this segment in the same period last year. For the quarter ended September 30, 2018, the segment’s operating loss of $0.1 million compared to operating income of $0.2 million for the same period for the prior fiscal year. In both periods, results for the dark tobacco operations reflected higher sales of wrapper tobacco, and the absence of a value added tax charge that lowered earnings in the second quarter of fiscal year 2018. Those improvements were partly offset by declines in the oriental joint venture as lower sales volumes in both periods combined with favorable currency remeasurement variances for the first six months and unfavorable currency remeasurement variances for the second quarter of fiscal year 2019 compared to those periods in fiscal year 2018. Selling, general, and administrative costs for the segment were relatively flat for both the first half and second fiscal quarter compared with the prior fiscal year's comparable periods. Revenues for the segment increased by $34.7 million to $130.0 million for the first half, and by $25.3 million to $73.7 million for the second quarter of fiscal year 2019, largely as a result of the higher wrapper tobacco sales volumes, and increased processing and other revenues.

OTHER ITEMS:
Cost of goods sold in the six months and quarter ended September 30, 2018, increased by 19% and 11% to $747.6 million and $440.1 million, respectively, both compared with the same periods in the prior fiscal year, consistent with the similar percentage increases in revenues. Selling, general, and administrative costs for the first half of fiscal year 2019 increased by $13.2 million to $108.9 million, mainly driven by negative foreign currency remeasurement and exchange variances of about $10 million, primarily in Mozambique, Indonesia, Europe, and the Philippines, higher compensation and incentive benefit accruals, and higher customer claim costs partially offset by higher net recoveries on advances to suppliers, compared

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Universal Corporation

with the same period in the prior year. Selling, general, and administrative costs were down $3.2 million for the three months ended September 30, 2018, compared to the same period in the prior year, on higher net recoveries on advances to suppliers partially offset by higher compensation and incentive benefit accruals.

For the six months ended September 30, 2018, the Company reported net income tax expense on pretax earnings of $10.0 million, or a consolidated effective tax rate of 18%, which included a $7.8 million benefit from reversing a portion of a liability previously recorded for dividend withholding taxes on the cumulative retained earnings of a foreign subsidiary.  The reversal followed the resolution of uncertainties with local taxing authorities with respect to the inclusion of the tax under a tax holiday applicable to a subsidiary and was attributable to the portion of cumulative retained earnings already distributed or that the Company expects to distribute prior to the expiration of the tax holiday.  Without the dividend withholding tax reversal, income taxes for the six months of this fiscal year would have been expense of approximately $17.8 million, or a consolidated effective tax rate of approximately 32%. Income taxes for the six months and quarter ended September 30, 2018, were also favorably impacted by the lower statutory federal tax rate on domestic income due to the change in U.S. corporate tax law enacted in December 2017, as well as the net effect of various items accounted for on a discrete basis in each reporting period.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; changes in the U.S. federal income tax rates and legislation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2018, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

At 5:00 p.m. (Eastern Time) on November 8, 2018, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through February 5, 2019. A taped replay of the call will be available through November 22, 2018, by dialing (855) 859-2056. The confirmation number to access the replay is 4048119.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2018, were $2.0 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$539,604	$488,248	$919,323	$772,870
Costs and expenses
Cost of goods sold	440,144	395,172	747,642	625,937
Selling, general and administrative expenses	45,090	48,271	108,942	95,751
Operating income	54,370	44,805	62,739	51,182
Equity in pretax earnings (loss) of unconsolidated affiliates	(614)	667	(75)	232
Other non-operating income (expense)	196	170	386	348
Interest income	299	526	811	1,196
Interest expense	4,593	3,964	8,542	7,896
Income before income taxes and other items	49,658	42,204	55,319	45,062
Income taxes	15,365	13,898	9,966	13,435
Net income	34,293	28,306	45,353	31,627
Less: net income attributable to noncontrolling interests in subsidiaries	(2,847)	(2,139)	(728)	(1,883)
Net income attributable to Universal Corporation	31,446	26,167	44,625	29,744

Earnings per share:
Basic	$1.25	$1.03	$1.78	$1.17
Diluted	$1.24	$1.02	$1.76	$1.16

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2018	2017	2018
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$67,876	$41,203	$234,128
Accounts receivable, net	355,674	338,700	377,119
Advances to suppliers, net	53,823	66,580	122,786
Accounts receivable—unconsolidated affiliates	107,198	50,533	2,040
Inventories—at lower of cost or net realizable value:
Tobacco	935,406	869,325	679,428
Other	87,958	90,108	69,301
Prepaid income taxes	17,131	21,110	16,032
Other current assets	73,862	94,294	88,209
Total current assets	1,698,928	1,571,853	1,589,043

Property, plant and equipment
Land	23,020	22,822	23,180
Buildings	269,738	268,702	271,757
Machinery and equipment	642,915	612,722	634,660
	935,673	904,246	929,597
Less accumulated depreciation	(613,130)	(587,465)	(605,803)
	322,543	316,781	323,794
Other assets
Goodwill and other intangibles	98,860	99,059	98,927
Investments in unconsolidated affiliates	83,962	86,247	89,302
Deferred income taxes	20,473	23,136	17,118
Other noncurrent assets	47,480	42,434	50,448
	250,775	250,876	255,795

Total assets	$2,272,246	$2,139,510	$2,168,632

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2018	2017	2018
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$148,049	$98,268	$45,421
Accounts payable and accrued expenses	162,972	142,337	163,763
Accounts payable—unconsolidated affiliates	4,862	56	16,072
Customer advances and deposits	45,098	16,807	7,021
Accrued compensation	22,610	19,509	27,886
Income taxes payable	6,668	3,935	7,557
Current portion of long-term debt	—	—	—
Total current liabilities	390,259	280,912	267,720

Long-term debt	369,262	368,909	369,086
Pensions and other postretirement benefits	56,347	74,636	64,843
Other long-term liabilities	41,758	31,338	45,955
Deferred income taxes	36,202	54,733	35,726
Total liabilities	893,828	810,528	783,330

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,968,799 shares issued and outstanding (25,114,349 at September 30, 2017, and 24,930,725 at March 31, 2018)	324,626	320,121	321,559
Retained earnings	1,084,763	1,027,147	1,080,934
Accumulated other comprehensive loss	(73,048)	(58,887)	(60,064)
Total Universal Corporation shareholders' equity	1,336,341	1,288,381	1,342,429
Noncontrolling interests in subsidiaries	42,077	40,601	42,873
Total shareholders' equity	1,378,418	1,328,982	1,385,302

Total liabilities and shareholders' equity	$2,272,246	$2,139,510	$2,168,632

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Six Months Ended September 30,
	2018	2017
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$45,353	$31,627
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	18,440	17,485
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	(5,408)	937
Foreign currency remeasurement (gain) loss, net	3,952	(3,944)
Other, net	(2,486)	6,911
Changes in operating assets and liabilities, net	(272,847)	(278,861)
Net cash used by operating activities	(212,996)	(225,845)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(20,043)	(14,769)
Proceeds from sale of property, plant and equipment	858	3,273
Other	2,000	2,000
Net cash used by investing activities	(17,185)	(9,496)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	102,489	36,085
Dividends paid to noncontrolling interests	(1,260)	(1,260)
Repurchase of common stock	(1,443)	(12,639)
Dividends paid on common stock	(32,430)	(27,324)
Other	(2,657)	(2,828)
Net cash provided (used) by financing activities	64,699	(7,966)

Effect of exchange rate changes on cash	(770)	517
Net decrease in cash and cash equivalents	(166,252)	(242,790)
Cash and cash equivalents at beginning of year	234,128	283,993

Cash and cash equivalents at end of period	$67,876	$41,203
See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except share and per share data)	2018	2017	2018	2017

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$31,446	$26,167	$44,625	$29,744

Denominator for basic earnings per share
Weighted average shares outstanding	25,152,864	25,334,661	25,108,724	25,370,783

Basic earnings per share	$1.25	$1.03	$1.78	$1.17

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	31,446	26,167	44,625	29,744

Denominator for diluted earnings per share:
Weighted average shares outstanding	25,152,864	25,334,661	25,108,724	25,370,783
Effect of dilutive securities
Employee share-based awards	184,856	211,885	202,568	218,375
Denominator for diluted earnings per share	25,337,720	25,546,546	25,311,292	25,589,158

Diluted earnings per share	$1.24	$1.02	$1.76	$1.16

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings (loss) of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2018	2017	2018	2017

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$67,782	$58,668	$183,338	$111,992
Other Regions (1)	398,087	381,164	606,019	565,576
Subtotal	465,869	439,832	789,357	677,568
Other Tobacco Operations (2)	73,735	48,416	129,966	95,302
Consolidated sales and other operating revenue	$539,604	$488,248	$919,323	$772,870

OPERATING INCOME (LOSS)
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$8,296	$7,866	$17,248	$10,196
Other Regions (1)	45,562	37,386	43,545	41,330
Subtotal	53,858	45,252	60,793	51,526
Other Tobacco Operations (2)	(102)	220	1,871	(112)
Segment operating income	53,756	45,472	62,664	51,414
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	614	(667)	75	(232)
Consolidated operating income	$54,370	$44,805	$62,739	$51,182

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings (loss) of an unconsolidated affiliate.

(3)
Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

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